Exhibit 2.3

FORM OF PLAN OF ARRANGEMENT

UNDER PART 9 DIVISION 5

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1

In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1.1 will have the meaning ascribed thereto in the Arrangement Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Person” has the meaning ascribed thereto in Section 7.1.1.

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and the provisions of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of LGEC and LG Studios, such consent, in each case, not to be unreasonably withheld, conditioned or delayed.

“Arrangement Agreement” means the arrangement agreement dated as of January 29, 2025, between LGEC, LG Studios, Sirius, and New Lionsgate, together with the Schedules attached thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Arrangement Effective Date” means, unless otherwise agreed to in writing by the Parties, the first Business Day after the date of the Final Order.

“Arrangement Effective Time” means the time on the Arrangement Effective Date designated by LGEC and LG Studios in a joint notice delivered to New Lionsgate pursuant to the Arrangement Agreement, or, if no such notice is given, 2:30 p.m. Pacific time on the Arrangement Effective Date.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Broker” has the meaning ascribed thereto in Section 7.1.2(a).

“Business Day” means any day of the year, other than a Saturday, Sunday, a holiday as defined in the Interpretation Act (British Columbia), or any day on which major banks are closed for business in Vancouver, British Columbia, Los Angeles, California, or New York, New York.

“Class A Exchange Ratio” means, subject to any adjustment in the manner and in the circumstances contemplated in the Arrangement Agreement, one and twelve one-hundredths (1.12).

“Court” means the Supreme Court of British Columbia.

“Final Order” means the final order of the Court made pursuant to section 291 of the BCBCA, in a form acceptable to each of LGEC and LG Studios, each acting reasonably, approving the Arrangement, as such order may be amended by the Court with the consent of LGEC and LG Studios, such consent, in each case, not to be unreasonably withheld, conditioned or delayed, at any time prior to the Arrangement Effective Date, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of LGEC and LG Studios, each acting reasonably.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, including the U.S. Internal Revenue Service and the Canada Revenue Agency, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“Initial Exchange Effective Time” means the time that step 3.1.1(c) of this Plan of Arrangement occurs, expressed in Pacific time.

“Initial Lion Shares” means the total number of Lion Common Shares issued to New Lionsgate Shareholders pursuant to Section 3.1.1(i) of this Plan of Arrangement.

“Initial Starz Shares” means the number of Starz Common Shares equal to (i) the number of LGEC Class A Shares outstanding as of immediately prior to the Arrangement Effective Time multiplied by one and twelve one-hundredths (1.12), plus (ii) the number of LGEC Class B Shares outstanding immediately prior to the Arrangement Effective Time.

“Law” means, with respect to any Person, any and all applicable laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, notice, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“LG Studios” means Lionsgate Studios Corp., a company existing under the laws of the Province of British Columbia.

“LG Studios Arrangement Resolution” means the special resolution of LG Studios Shareholders approving the Arrangement to be considered at the LG Studios Meeting, in substantially the form attached as Schedule C to the Arrangement Agreement.

“LG Studios Circular” means the notice of the LG Studios Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to LG Studios Shareholders in connection with the LG Studios Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“LG Studios Consideration Shares” means the aggregate number of Lion Common Shares equal to the product obtained when the LG Studios Flip Percentage is multiplied by the quotient of (a) the Initial Lion Shares divided by (b) 1 (one) minus the LG Studios Flip Percentage.

“LG Studios Dissent Rights” has the meaning ascribed thereto in Section 4.2.1.

“LG Studios Dissenting Shares” has the meaning ascribed thereto in Section 4.2.2.

“LG Studios Flip Percentage” means the number of LG Studios Flip Shares divided by the total number of LG Studios Shares issued immediately prior to the Arrangement Effective Time, multiplied by one hundred (100) and expressed as a percentage to four decimal places.

“LG Studios Flip Shares” means the LG Studios Shares issued and outstanding immediately prior to the Arrangement Effective Time other than the Sirius Owned Shares.

“LG Studios Interim Order” means the interim order of the Court made pursuant to section 291 of the BCBCA, in a form acceptable to each of LG Studios and LGEC, each acting reasonably, providing for, among other things, the calling and holding of the LG Studios Meeting, as the same may be amended by the Court with the consent of LG Studios and LGEC, each such consent not to be unreasonably withheld, conditioned or delayed.

“LG Studios Meeting” means the special meeting of LG Studios Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the LG Studios Interim Order to consider the LG Studios Arrangement Resolution and for any other purpose as may be set out in the LG Studios Circular.

“LG Studios Per Share Consideration” means, for each one (1) LG Studios Flip Share, the number (which may be less than or greater than one (1)) of a Lion Common Share equal to the quotient of the LG Studios Consideration Shares divided by the LG Studios Flip Shares, expressed to four decimal places.

“LG Studios Shareholders” means the registered holders of LG Studios Shares.

“LG Studios Shares” means the common shares in the capital of LG Studios.

“LG Studios Sponsor Options” means the 2,200,000 options to purchase one LG Studios common share held by Eagle Equity Partners V, LLC pursuant to the terms of a Sponsor Option Agreement dated May 10, 2024, as amended prior to the Arrangement Effective Time by the Amendment to the Sponsor Option Agreement (collectively, the “Sponsor Option Agreement”).

“LGEC” means Lions Gate Entertainment Corp., a company existing under the laws of the Province of British Columbia, renamed “Starz Entertainment Corp.” at the time of Section 3.1.1(e) of this Plan of Arrangement.

“LGEC Arrangement Resolution” means the resolution of the LGEC Shareholders to be considered at the LGEC Meeting approving the Arrangement, in substantially the form attached as Schedule B to the Arrangement Agreement.

“LGEC Circular” means the notice of the LGEC Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to LGEC Shareholders in connection with the LGEC Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“LGEC Class A Shares” means the Class A Voting Shares in the capital of LGEC.

“LGEC Class B Shares” means the Class B Non-Voting Shares in the capital of LGEC.

“LGEC Dissent Rights” means the rights of dissent of the LGEC Shareholders in respect of the LGEC Arrangement Resolution as described in Section 4.1.1.

“LGEC Dissenting Shareholder” means a registered LGEC Shareholder who has validly exercised a LGEC Dissent Right and who is ultimately entitled to be paid the fair value of LGEC Shares held by such registered LGEC Shareholder, but such LGEC Shareholder will only be a LGEC Dissenting Shareholder in respect of LGEC Shares in respect of which LGEC Dissent Rights are validly exercised by such holder in strict compliance with the terms of the LGEC Dissent Rights.

“LGEC Dissenting Shares” has the meaning ascribed thereto in Section 4.1.2.

“LGEC Equity Incentive Plans” means the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan, the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan, the Lions Gate Entertainment Corp. 2017 Performance Incentive Plan, and the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan.

“LGEC Interim Order” means the interim order of the Court made pursuant to section 291 of the BCBCA, in a form acceptable to each of LGEC and LG Studios, each acting reasonably, providing for, among other things, the calling and holding of the LGEC Meeting, as the same may be amended by the Court with the consent of LGEC and LG Studios, each such consent not to be unreasonably withheld, conditioned or delayed.

“LGEC Meeting” means the special meeting of LGEC Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the LGEC Interim Order to consider the LGEC Arrangement Resolution and for any other purpose as may be set out in the LGEC Circular.

“LGEC Shareholders” means the registered holders of LGEC Shares.

“LGEC Shares” means the LGEC Class A Shares and the LGEC Class B Shares.

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, prior claim, encroachments, option, right of first refusal or right of first offer, occupancy right, possessory right, covenant, assignment, lien (statutory, inchoate or otherwise), defect of title, restriction, adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Lion Common Shares” means the Common Shares in the capital of New Lionsgate.

“New Lionsgate” means Lionsgate Studios Holding Corp., a company existing under the laws of the Province of British Columbia.

“New Lionsgate Class A Consideration” means, for each LGEC Class A Share, one (1) New Lionsgate Class A Share and one (1) New Lionsgate Class C Share.

“New Lionsgate Class A Shares” means the Class A Voting Shares in the capital of New Lionsgate.

“New Lionsgate Class B Consideration” means, for each LGEC Class B Share, one (1) New Lionsgate Class B Share and one (1) New Lionsgate Class C Share.

“New Lionsgate Class B Shares” means the Class B Non-Voting Shares in the capital of New Lionsgate.

“New Lionsgate Class C Shares” means the Class C Preferred Shares in the capital of New Lionsgate.

“New Lionsgate Consideration” means the New Lionsgate Class A Consideration and the New Lionsgate Class B Consideration.

“New Lionsgate Equity Incentive Plan” means, from the date of the conclusion of the Arrangement, the Lionsgate Studios Corp. 2025 Performance Incentive Plan.

“New Lionsgate Shareholders” means the registered holders of New Lionsgate Shares.

“New Lionsgate Shares” means the New Lionsgate Class A Shares, the New Lionsgate Class B Shares, and the New Lionsgate Class C Shares.

“Parties” means LGEC, LG Studios, Sirius, and New Lionsgate, and “Party” means any of them, as the context requires.

“Payment Agent” means such Person, if any, as LGEC may select to be appointed to act as payment agent for cash entitlements due to fractions or consolidations in relation to the Arrangement.

“Per Share Class A Separation Consideration” means, for each one (1) New Lionsgate Class A Share and one (1) New Lionsgate Class C Share, together, issued to a holder of LGEC Class A Shares in Section 3.1.1(c) of this Plan of Arrangement, the number of Lion Common Shares equal to one (1) multiplied by the Class A Exchange Ratio, and the number of Starz Common Shares equal to one (1) multiplied by the Class A Exchange Ratio.

“Per Share Class B Separation Consideration” means, for each one (1) New Lionsgate Class B Share and one (1) New Lionsgate Class C Share, together, issued to a holder of LGEC Class B Shares in Section 3.1.1(c) of this Plan of Arrangement, one (1) Lion Common Share and one (1) Starz Common Share.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations hereto made in accordance with Section 5.1 of the Arrangement Agreement or Section 6.1 hereto, or made at the direction of the Court in the Final Order with the consent of LGEC and LG Studios, such consent, in each case, not to be unreasonably withheld, conditioned or delayed.

“Registrar” means the person appointed as the Registrar of Companies pursuant to section 400 of the BCBCA.

“Separation Consideration” means the Initial Lion Shares and the Starz Common Shares issued to New Lionsgate Shareholders pursuant to Section 3.1.1(i) of this Plan of Arrangement.

“Separation Effective Time” means the time that step 3.1.1(i) of this Plan of Arrangement occurs, expressed in Pacific time.

“Sirius” means LG Sirius Holdings ULC, an unlimited liability company existing under the laws of the Province of British Columbia.

“Sirius Owned Share Value” means the fair market value of the Sirius Owned Shares as at the Arrangement Effective Time.

“Sirius Owned Shares” means all of the LG Studios Shares owned by Sirius at the Arrangement Effective Time.

“Starz Common Shares” means the class of common shares in the capital of LGEC created at the time of Section 3.1.1(e) of this Plan of Arrangement.

“Starz Equity Incentive Plan” means, from the date of the conclusion of the Arrangement, the Starz Entertainment Corp. 2025 Performance Incentive Plan.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended.

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

“U.S. Holder” means a beneficial owner of LGEC Shares, Lion Common Shares or Starz Common Shares who is a “United States person” within the meaning of Section 7701(a)(30) U.S. Tax Code, other than a “domestic partnership” (within the meaning of Section 7701(a)(30)(B) of the U.S. Tax Code).

“Withholding Obligation” has the meaning ascribed thereto in Section 7.1.1.

1.2	Interpretation Not Affected by Headings

The headings contained in this Plan of Arrangement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or Subsection hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.4	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders and neuter.

1.5	References to Persons and Statutes

A reference to a Person includes any successor to that Person. Any reference to a statute or to a rule of a self-regulatory organization, including any stock exchange, refers to such statute or rule, and all rules and regulations, administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.6	Currency

Unless otherwise stated in this Plan of Arrangement, all references herein to “dollars” or “$” are references to Canadian dollars and all references herein to “U.S. dollars” or “US$” are references to United States dollars.

1.7	Time

All times expressed herein are local time (Vancouver, British Columbia) unless otherwise stipulated.

1.8	Governing Law

This Plan of Arrangement will be governed by and construed in accordance with laws of the Province of British Columbia and other federal laws of Canada applicable therein.

ARTICLE 2

ARRANGEMENT AGREEMENT; EFFECTIVENESS

2.1	Effectiveness

2.1.1

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement, except in respect of the order and sequence of the steps comprising the Arrangement, which will occur in the order and sequence set forth in Section 3.1.1. This Plan of Arrangement constitutes an arrangement as referred to in Part 9, Division 5 of the BCBCA for LG Studios and for LGEC.

2.1.2

This Plan of Arrangement will become effective as at the Arrangement Effective Time and will be binding (without any further authorization, act or formality on the part of the Court, the Registrar or any other Person) from and after the Arrangement Effective Time on: LGEC, LG Studios, Sirius, New Lionsgate, the LGEC Shareholders, the LG Studios Shareholders, and any Payment Agent.

2.1.3

The transfers, assignments, alterations, exchanges, issuances, cancellations, dissolutions and other steps or transactions provided for in Section 3.1.1 of this Plan of Arrangement will occur, and will be deemed to occur, at the time specified by this Plan of Arrangement and in the order and sequence specified in Section 3.1.1, notwithstanding that certain of the procedures related thereto may not be completed until after the Arrangement Effective Date.

ARTICLE 3

THE ARRANGEMENT

3.1	Arrangement

3.1.1

Commencing at the Arrangement Effective Time, unless otherwise specifically provided in this Section 3.1.1, each of the following transactions and events in subsections (a) through (n) of this Section 3.1.1 will occur and will be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case effective as at one minute intervals following the transaction or event described in the immediately preceding subsection:

(a)	each LGEC Share outstanding immediately prior to the Arrangement Effective Time held by a LGEC Shareholder in respect of which LGEC Dissent Rights have been validly exercised will be,

and will be deemed to be, transferred free and clear of all Liens by the holder thereof to New Lionsgate without any further act or formality, and:

(i)

such LGEC Shareholder will cease to be the holder of such LGEC Dissenting Shares and will cease to have any rights as a holder of such LGEC Dissenting Shares other than the right to be paid fair value for such LGEC Dissenting Shares as set out in Section 4.1.2;

(ii)

such LGEC Shareholder’s name will be removed as the registered holder of such LGEC Dissenting Shares from the central securities register of LGEC Dissenting Shares maintained by or on behalf of LGEC; and

(iii)

New Lionsgate will be deemed to be the legal and beneficial owner of such LGEC Dissenting Shares so transferred and will be recorded as the registered holder thereof on the central securities registers for the LGEC Dissenting Shares;

(b)	the notice of articles of New Lionsgate will be amended to remove all of the existing directors and to name the following individuals as directors of New Lionsgate:

(i)	Michael Burns;

(ii)	Mignon L. Clyburn;

(iii)	Gordon Crawford;

(iv)	Jon Feltheimer;

(v)	Emily Fine;

(vi)	Michael T. Fries;

(vii)	John D. Harkey, Jr.;

(viii)	Susan McCaw;

(ix)	Yvette Ostolaza;

(x)	Mark H. Rachesky;

(xi)	Hardwick Simmons; and

(xii)	Harry E. Sloan.

(c)

all of the New Lionsgate Class A Shares held by LGEC will be repurchased for their initial subscription price and cancelled and LGEC will be removed from the New Lionsgate Class A Share central securities register and each outstanding LGEC Class A Share will be transferred by the holder thereof to New Lionsgate without any further authorization, act, or formality by such holders, in exchange for the New Lionsgate Class A Consideration, and each outstanding LGEC Class B Share will be transferred by the holder thereof to New Lionsgate without any further authorization, act, or formality by such holders, in exchange for the New Lionsgate Class B Consideration, and in connection therewith,

(i)	each holder of an LGEC Share will cease to be the holder thereof and to have any rights as a LGEC Shareholder other than the right to receive the New Lionsgate Consideration;

(ii)	the name of the holder of such LGEC Share will be removed from LGEC’s central securities register in respect of such LGEC Share;

(iii)

New Lionsgate will be deemed to be the legal and beneficial owner of such LGEC Shares so transferred, free and clear of all Liens, and will be recorded as the registered holder thereof on the central securities registers for the LGEC Shares;

(iv)

each former holder of an exchanged LGEC Share will be entered in New Lionsgate’s central securities register for the New Lionsgate Shares as the owner of the New Lionsgate Shares constituting the New Lionsgate Consideration received by such shareholder; and

(v)

there will be added to the capital account maintained by New Lionsgate in respect of the New Lionsgate Class A Shares, for each New Lionsgate Class A Share issued to a LGEC Shareholder in partial consideration of an exchange of a LGEC Class A Share by such LGEC Shareholder pursuant to Section 3.1.1(c), an amount equal to the fair market value of such LGEC Class A Share as of immediately prior to such transfer less $0.01. There shall be added to the capital account maintained by New Lionsgate in respect of the New Lionsgate Class B Shares, for each New Lionsgate Class B Share issued to a LGEC Shareholder in partial consideration of an exchange of a LGEC Class B Share by such LGEC Shareholder pursuant to Section 3.1.1(c), an amount equal to the fair market value of such LGEC Class B Share as of immediately prior to such transfer less $0.01. There shall be added to the capital account maintained by New Lionsgate in respect of the New Lionsgate Class C Shares, for each New Lionsgate Class C Share issued to a LGEC Shareholder in partial consideration of an exchange of a LGEC Class A Share or LGEC Class B Share by a LGEC Shareholder pursuant to Section 3.1.1(c), an amount equal to $0.01;

(d)	Sirius will be voluntarily dissolved in accordance with Section 314 of the BCBCA and in connection therewith, effective immediately prior to the voluntary dissolution,

(i)	Sirius will reduce the capital of its class of common shares to $1.00 without any repayment of capital to LGEC; and

(ii)

Sirius will transfer and assign all of its property to LGEC, and LGEC will assume all of the liabilities and obligations of Sirius. As a consequence of such assignment and assumption from the time of this Section 3.1.1(d) of the Plan of Arrangement, LGEC will own all of the Sirius Owned Shares;

(e)

LGEC’s name will be changed to “Starz Entertainment Corp.” and the authorized capital of LGEC will be altered to create the Starz Common Shares and, in connection therewith, LGEC’s notice of articles will be amended to reflect the change of name and the alterations to LGEC’s capital, and the articles in the form attached as Schedule D to the Arrangement Agreement will be the articles of Starz Entertainment Corp. (formerly LGEC);

(f)

all of the outstanding LGEC Shares will be transferred by New Lionsgate to Starz Entertainment Corp. (formerly LGEC) without any further authorization, act, or formality by Starz Entertainment Corp. (formerly LGEC) or New Lionsgate, in exchange for the Initial Starz Shares and the Sirius Owned Shares, and in connection therewith,

(i)	all of the LGEC Shares held by New Lionsgate will be cancelled and New Lionsgate will be removed from the LGEC Share central securities registers with respect to the LGEC Shares;

(ii)

Starz Entertainment Corp. (formerly LGEC) will issue the Initial Starz Shares to New Lionsgate, and New Lionsgate will be deemed to be the legal and beneficial owner of such Starz Common Shares so issued, free and clear of all Liens, and will be recorded as the registered holder thereof on the central securities registers for the Starz Common Shares;

(iii)	New Lionsgate will be entered in LG Studio’s central securities register for the Sirius Owned Shares as the owner of the Sirius Owned Shares; and

(iv)	there will be added to the capital account maintained by Starz Entertainment Corp. (formerly LGEC) in respect of the Starz Common Shares an amount equal to the aggregate fair market value of the LGEC Shares as at the Arrangement Effective Time less the Sirius Owned Share Value.

(g)

the authorized capital of Starz Entertainment Corp. (formerly LGEC) will be altered to eliminate the LGEC Class A Shares and the LGEC Class B Shares, and in connection therewith Starz Entertainment Corp.’s (formerly LGEC) notice of articles will be amended to reflect the alterations to Starz Entertainment Corp.’s (formerly LGEC) capital, and the articles in the form attached as Schedule E to the Arrangement Agreement will be the articles of Starz Entertainment Corp. (formerly LGEC);

(h)

the authorized capital of New Lionsgate will be altered to create the Lion Common Shares and in connection therewith the notice of articles of New Lionsgate will be amended to reflect the alterations to New Lionsgate’s capital;

(i)

the New Lionsgate Class A Shares, New Lionsgate Class B Shares, and New Lionsgate Class C Shares will be transferred by the holders thereof to New Lionsgate without any further authorization, act, or formality by such holders, in exchange for the Separation Consideration, and, in connection therewith,

(i)

each holder of New Lionsgate Class A Shares will exchange all of such holder’s New Lionsgate Class A Shares, together with all of such holder’s New Lionsgate Class C Shares, for the Per Share Class A Separation Consideration for each one New Lionsgate Class A Share and New Lionsgate Class C Share, with the Per Share Class A Separation Consideration being allocated as between each New Lionsgate Class A Share and each New Lionsgate Class C Share exchanged by such holder based on the relative fair market value of each such New Lionsgate Class A Share and each such New Lionsgate Class C Share;

(ii)

each holder of New Lionsgate Class B Shares will exchange all of such holder’s New Lionsgate Class B Shares, together with all of such holder’s New Lionsgate Class C Shares, for the Per Share Class B Separation Consideration for each one New Lionsgate Class B Share and New Lionsgate Class C Share, with the Per Share Class B Separation Consideration being allocated as between each New Lionsgate Class B Share and each New Lionsgate Class C Share exchanged by such holder based on the relative fair market value of each such New Lionsgate Class B Share and each such New Lionsgate Class C Share;

(iii)	each holder of a New Lionsgate Share will cease to be the holder thereof and to have any rights as a New Lionsgate Shareholder other than the right to receive the Separation Consideration;

(iv)	the name of the holder of each New Lionsgate Share will be removed from New Lionsgate’s central securities register in respect of each New Lionsgate Share;

(v)

each former holder of an exchanged New Lionsgate Share will be entered in New Lionsgate’s central securities register for the Lion Common Shares as the owner of the Lion Common Shares issued as part of the Separation Consideration;

(vi)

any fractional Lion Common Share issued as Separation Consideration to a registered New Lionsgate shareholder under this Section 3.1.1(i) will be delivered to the Paying Agent on behalf of such registered New Lionsgate shareholder, and will be converted to cash to be delivered to the registered shareholder of the Lion Common Shares in accordance with Section 3.5 of this Plan of Arrangement;

(vii)

there will be added to the capital account maintained by New Lionsgate in respect of the Lion Common Shares an amount equal to the aggregate fair market value of the LGEC Shares as at the Arrangement Effective Time less the fair market value of the Starz Common Shares as at the time of this step;

(viii)

each former holder of an exchanged New Lionsgate Share will be entered in Starz Entertainment Corp.’s (formerly LGEC) central securities register for the Starz Common Shares as the owner of the Starz Common Shares issued as part of the Separation Consideration;

(ix)	Starz Common Shares issued as Separation Consideration to a registered New Lionsgate shareholder under this Section 3.1.1(i) may be issued as fractional shares;

(j)

the authorized capital of New Lionsgate will be altered to eliminate the New Lionsgate Class A Shares, the New Lionsgate Class B Shares, and the New Lionsgate Class C Shares, and in connection therewith New Lionsgate’s notice of articles will be amended to reflect the alterations to New Lionsgate’s capital, and the articles in the form attached as Schedule F to the Arrangement Agreement will be the articles of New Lionsgate;

(k)

the Starz Common Shares will be consolidated on a 15:1 basis, so each fifteen (15) whole Starz Common Shares held by a registered shareholder are consolidated to one (1) whole Starz Common Share, and in connection therewith,

(i)	fractional interests of registered shareholders resulting from the 15:1 consolidation of Starz Common Shares will be rounded up to the nearest whole share; and

(ii)	the central securities register for the Starz Common Shares will be updated to reflect the consolidation;

(l)

each LG Studios Share outstanding immediately prior to the Arrangement Effective Time held by a LG Studios Shareholder in respect of which LG Studios Dissent Rights have been validly exercised will be, and will be deemed to be, transferred without any further act or formality to New Lionsgate free and clear of all Liens, and:

(i)

such LG Studios Shareholder will cease to be the holder of such LG Studios Dissenting Shares and will cease to have any rights as a holder of such LG Studios Dissenting Shares other than the right to be paid fair value for such LG Studios Dissenting Shares as set out in Section 4.2.2;

(ii)

such LG Studios Shareholder’s name will be removed as the registered holder of such LG Studios Dissenting Shares from the central securities register of LG Studios Shares maintained by or on behalf of LG Studios; and

(iii)

New Lionsgate will be deemed to be the legal and beneficial owner of such LG Studios Dissenting Shares so transferred and will be recorded as the registered holder thereof on the central securities registers for the LG Studios Dissenting Shares;

(m)

each outstanding LG Studios Flip Share not owned by New Lionsgate will be transferred by the holder thereof to New Lionsgate without any further authorization, act, or formality by the holder or by New Lionsgate, in exchange for the LG Studios Per Share Consideration, and in connection therewith:

(i)	each holder of such LG Studios Flip Share will cease to be the holder thereof and to have any rights as a LG Studios Shareholder other than the right to receive the LG Studios Per Share Consideration;

(ii)	the name of the holder of such LG Studios Flip Share will be removed from LG Studio’s central securities register in respect of such LG Studios Flip Share;

(iii)

New Lionsgate will be deemed to be the legal and beneficial owner of such LG Studios Flip Shares so transferred, free and clear of all Liens, and will be recorded as the registered holder thereof on the central securities register for the LG Studios Shares;

(iv)

each such former holder of such exchanged LG Studios Flip Share will be entered in New Lionsgate’s central securities register for the Lion Common Shares as the owner of the Lion Common Shares constituting such LG Studios Per Share Consideration;

(v)

any fractional Lion Common Share issued as LG Studios Per Share Consideration to a registered LG Studios Flip Share shareholder under this Section 3.1.1(m) will be delivered to the Paying Agent on behalf of such registered LG Studios Flip Share shareholder, and will be converted to cash to be delivered to the registered shareholder of the Lion Common Shares in accordance with Section 3.5 of this Plan of Arrangement;

(vi)

there will be added to the capital account maintained by New Lionsgate in respect of the Lion Common Shares issued pursuant to this Section 3.1.1(m), an aggregate amount equal to the lesser of (A) the fair market value and (B) the paid-up capital (within the meaning of the Tax Act), in either case of the LG Studios Flip Shares transferred to New Lionsgate pursuant to this Section 3.1.1(m), as of immediately prior to such transfer;

(n)	the notice of articles of each of LG Studios, New Lionsgate, and Starz Entertainment Corp. (formerly LGEC) will be amended to reflect the following:

(i)	LG Studios’ name will be changed to “Lionsgate Studios Holding Corp.” and the director of LG Studios will be:

1)	Bruce Tobey

(ii)

New Lionsgate’s name will be changed to “Lionsgate Studios Corp.”, the articles in the form attached as Schedule G to the Arrangement Agreement will be the articles of New Lionsgate, and the directors of New Lionsgate will be:

1)	Gordon Crawford;

2)	Jon Feltheimer;

3)	Emily Fine;

4)	Michael T. Fries;

5)	John D. Harkey, Jr.;

6)	Susan McCaw;

7)	Yvette Ostolaza;

8)	Mark H. Rachesky;

9)	Richard Rosenblatt; and

10)	Harry E. Sloan.

(iii)	the directors of Starz Entertainment Corp. (formerly LGEC) will be:

1)	Michael Burns;

2)	Mignon L. Clyburn;

3)	Emily Fine;

4)	Lisa Gersh;

5)	Marc Graboff;

6)	Jeffrey A. Hirsch;

7)	Bruce Mann;

8)	Mark H. Rachesky;

9)	Joshua W. Sapan;

10)	Hardwick Simmons; and

11)	Harry E. Sloan.

3.2	U.S. Tax Treatment

For U.S. federal income tax purposes, it is intended that: (i) certain transactions contemplated by Sections 3.1.1(a) through 3.1.1(j), effecting the separation of New Lionsgate from LGEC (collectively, the “Separation”), be properly treated as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the U.S. Tax Code, pursuant to which LGEC will be treated as distributing 100% of the outstanding stock of New Lionsgate to the LGEC Shareholders (ii) LGEC will recognize no gain or loss as a result of the Separation, (iii) no gain or loss will be recognized by (and no amount will be includable in the income of) U.S. Holders of LGEC Shares upon the receipt of Lion Common Shares and Stars Common Shares as a result of the Separation, except with respect to any cash received in lieu of any fractional Lion Common Share, (iv) the aggregate basis in the Lion Common Shares and Starz Common Shares received in the Separation (including any fractional share interest in Lion Common Shares for which cash is received) in the hand of each U.S. Holder of Lion Common Shares and Starz Common Shares immediately after the Separation will equal the aggregate basis of the LGEC Shares held by such U.S. Holder immediately before the Separation, allocated in accordance with U.S. Treasury Regulation Section 1.358-2(a)(2) between the Lion Common Shares and the Starz Common Shares (including any fractional share interest in Lion Common Shares for which cash is received) in proportion to the relative fair market value of each on the date on which the Separation Effective Time occurs, and, (v) the holding period of the Lion Common Shares and Starz Common Shares received by each U.S. Holder of LGEC Shares in the Separation (including any fractional share interest in Lion Common Shares for which cash is received) will include the holding period at the time of the Separation of the LGEC Shares with respect to which the Lion Common Shares and Starz Common Shares are received in the Separation, provided that such shares are held as a capital asset. From and after the date of the Arrangement Agreement and until the completion of the Arrangement, each party thereto has agreed to use its reasonable best efforts to cause the transactions contemplated by the Arrangement Agreement to be properly treated as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the U.S. Tax Code, and not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the transactions contemplated by the Arrangement Agreement from being properly treated as such.

3.3	Deemed Fully Paid and Non-Assessable Shares

All LGEC Shares, Lion Common Shares, Starz Common Shares, LG Studios Shares, and New Lionsgate Shares issued under the Arrangement will be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the BCBCA.

3.4	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement will be free and clear of all Liens.

3.5	Fractional Shares

3.5.1	Fractional Lion Common Shares issued to Persons pursuant to Section 3.1.1(i) (“New Lionsgate Fractions”) and Section 3.1.1(m) (“Flip Fractions”, and the New Lionsgate Fractions and the Flip
Fractions each a “Paid Fraction Group”) will be aggregated by Paid Fraction Group and rounded up to the nearest whole share and delivered to the Paying Agent on behalf of the holders of shares in each Paid Fraction Group to be sold in accordance with Section 3.5.3 and Section 5.3 of this Plan of Arrangement. Holders of shares in a Paid Fraction Group will receive, from the Paying Agent, cash (without interest) in an amount (rounded down to the nearest cent) representing such holder’s proportional interest in the net proceeds from the sale by the Payment Agent, on behalf of all holders of that Paid Fraction Group, of the aggregate fractional Lion Common Shares that would otherwise have been delivered to holders in the Paid Fraction Group as part of consideration pursuant to this Plan of Arrangement (each such cash amount, a “Fractional Share Cash Amount”).

3.5.2

No fractional shares will be issued to Persons pursuant to Section 3.1.1(k) (“Starz Fractions”) and any entitlement of a holder to a Starz Fraction will be, in accordance with this Plan of Arrangement, rounded up to the nearest whole Starz Common Share.

3.5.3

As soon as practicable after the Arrangement Effective Date, the Payment Agent will, on behalf of all Persons that would have otherwise been entitled to receive a fraction of a share in a Paid Fraction Group, effect the sale of all such shares that would otherwise have been issuable as part of the consideration at the then-prevailing price on the NYSE. After the proceeds of such sale have been received, the Payment Agent will determine the applicable Fractional Share Cash Amount payable to each applicable holder in a Paid Fraction Group and will make such amounts available to such holders in accordance with Section 5.3. The Parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for the purpose of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

3.5.4

No Persons that would have otherwise been entitled to receive a fraction of a share in a Paid Fraction Group will be entitled to dividends, voting rights, or any other rights in respect of any fractional share that would otherwise have been issued as part of the consideration.

3.6	LGEC Equity Incentive Awards

3.6.1	At or prior to the Separation Effective Time,

(a)

LGEC will adopt the Starz Equity Incentive Plan, and such adopted plan will accommodate existing grants and awards on substantially equivalent terms and conditions as the holder enjoyed immediately prior to the Separation Effective Time under the LGEC Equity Incentive Plans, and

(b)

New Lionsgate will adopt the New Lionsgate Equity Incentive Plan, and such adopted plan will accommodate existing grants and awards on substantially equivalent terms and conditions as the holder enjoyed immediately prior to the Separation Effective Time under the LGEC Equity Incentive Plans, provided that any exchange of rights or awards by any holder who is a resident of Canada for the purposes of the Tax Act shall be adjusted as necessary in order to comply with the requirements of paragraph 7(1.4)(c) of the Tax Act and such exchange shall occur following step 3.1.1(h) and prior to step 3.1.1(i).

3.6.2

At the moment of step 3.1.1(m) of this Plan of Arrangement, the LG Studios Sponsor Options will become exercisable for Lion Common Shares in accordance with the terms of the LG Studios Sponsor Options and the Sponsor Option Agreement and pursuant to resolutions regarding the treatment of the LG Studios Sponsor Options adopted by the board of LG Studios and the board of LGEC prior to the Arrangement Effective Time.

ARTICLE 4

RIGHTS OF DISSENT

4.1	LGEC Dissent Rights

4.1.1

Registered holders of LGEC Shares may exercise rights of dissent (the “LGEC Dissent Rights”) in connection with the Arrangement pursuant to the LGEC Interim Order and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the LGEC Interim Order, the Final Order and this Section 4.1, provided that the written notice setting forth the objection of such registered LGEC Shareholder to the Arrangement contemplated by Section 242 of the BCBCA must be received by LGEC not later than 4:00 p.m. (Vancouver time) on the Business Day that is two (2) Business Days before the LGEC Meeting.

4.1.2	LGEC Shareholders who duly and validly exercise LGEC Dissent Rights with respect to their LGEC Shares (“LGEC Dissenting Shares”) and who:

(a)

are ultimately determined to be entitled to be paid fair value for their LGEC Dissenting Shares will be entitled to be paid the fair value by New Lionsgate for the LGEC Dissenting Shares and will be deemed to have irrevocably transferred such LGEC Dissenting Shares to New Lionsgate (free and clear of all Liens) pursuant to Section 3.1.1(a); or

(b)

for any reason are ultimately not entitled to be paid fair value for their LGEC Dissenting Shares will be deemed to have participated in the Arrangement on the same basis as a non-dissenting LGEC Shareholder and will receive Lion Common Shares and Starz Common Shares on the same basis as every other non-dissenting LGEC Shareholder, but in no case will LGEC or New Lionsgate be required to recognize such Persons as holding LGEC Shares after the effective time of the transactions described in Section 3.1.1(a) and the names of such LGEC Dissenting Shareholders will be removed from the central securities register of holders of LGEC Shares as of such time.

4.1.3

In addition to any other restrictions set forth in Division 2 of Part 8 of the BCBCA, none of the LGEC Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the LGEC Arrangement Resolution, will be entitled to exercise LGEC Dissent Rights.

4.2	LG Studios Dissent Rights

4.2.1

Registered holders of LG Studios Shares may exercise rights of dissent (the “LG Studios Dissent Rights”) in connection with the Arrangement pursuant to the LG Studios Interim Order and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the LG Studios Interim Order, the Final Order, and this Section 4.2, provided that the written notice setting forth the objection of such registered LG Studios Shareholder to the Arrangement contemplated by Section 242 of the BCBCA must be received by LG Studios not later than 4:00 p.m. (Vancouver time) on the Business Day that is two (2) Business Days before the LG Studios Meeting.

4.2.2	LG Studios Shareholders who duly and validly exercise LG Studios Dissent Rights with respect to their LG Studios Shares (“LG Studios Dissenting Shares”) and who:

(a)

are ultimately determined to be entitled to be paid fair value for their LG Studios Dissenting Shares will be entitled to be paid the fair value by New Lionsgate for the LG Studios Dissenting Shares and will be deemed to have irrevocably transferred such LG Studios Dissenting Shares to New Lionsgate (free and clear of all Liens) pursuant to Section 3.1.1(l); or

(b)

for any reason are ultimately not entitled to be paid fair value for their LG Studios Dissenting Shares will be deemed to have participated in the Arrangement on the same basis as a non-dissenting LG Studios Shareholder and will receive Lion Common Shares on the same basis as every other non-dissenting LG Studios Shareholder, but in no case will New Lionsgate or LG Studios be required to recognize such Persons as holding LG Studios Shares after the effective time of the transactions described in Section 3.1.1(l) and the names of such LG Studios Shareholders will be deleted from the central securities register of holders of LG Studios Shares as of such time.

4.2.3

In addition to any other restrictions set forth in Division 2 of Part 8 of the BCBCA, none of the LG Studios Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the LG Studios Arrangement Resolution will be entitled to exercise LG Studios Dissent Rights.

ARTICLE 5

DELIVERY OF CONSIDERATION

5.1	Share Exchange Procedures

5.1.1

All of the share certificates issued by LGEC to LGEC Shareholders prior to the Arrangement Effective Time will cease to represent any interest in LGEC Shares and will be cancelled by LGEC as of the Initial Exchange Effective Time.

5.1.2	All of the shares issued by each of New Lionsgate, LG Studios, and LGEC pursuant to the Arrangement will be issued as uncertificated shares as defined in Section 107 of the BCBCA.

5.1.3

Other than for the Lion Common Shares issued in Sections 3.1.1(g) and 3.1.1(m), New Lionsgate will not send a written notice containing the information required by Section 107(6) the BCBCA with respect to issuances of shares by New Lionsgate in the Arrangement.

5.1.4

Other than for the Starz Common Shares resulting from the consolidation in Section 3.1.1(k), LGEC will not send a written notice containing the information required by Section 107(6) of the BCBCA with respect to issuances of shares by LGEC in the Arrangement.

5.2	Calculations

All calculations and determinations made by LGEC, New Lionsgate, LG Studios, or any Payment Agent, as applicable, for the purposes of this Plan of Arrangement will be conclusive, final and binding.

5.3	Payment Agent Procedures

5.3.1

As promptly as practicable following the Arrangement Effective Date, the Payment Agent will calculate the number of fractional New Lionsgate Shares otherwise issuable to LGEC Shareholders and LG Studios Shareholders pursuant to the Arrangement. The Payment Agent will aggregate and deliver such fractional New Lionsgate Shares to a broker satisfactory to LGEC. The Payment Agent will instruct such broker to sell the fractional New Lionsgate Shares thereafter at a price the broker determines in its absolute discretion. The Payment Agent shall have no responsibility for the sale of such fractional New Lionsgate Shares or for the price that may be obtained in respect of such sale.

5.3.2

No charge will be imposed on the LGEC Shareholders or the LG Studios Shareholders for the fractional New Lionsgate Shares sold pursuant to Section 5.3.1, except for brokerage commissions, any taxes and other fees or charges incurred or imposed by the broker in respect of such sale, which amounts shall be deducted from the proceeds of the sale of the fractional New Lionsgate Shares.

5.3.3

The proceeds received by the broker from the sale of the fractional New Lionsgate Shares, net of all applicable taxes, brokerage commissions and fees or charges, shall be delivered to the Payment Agent for payment to the applicable LGEC Shareholders or LG Studios Shareholders. Such net proceeds will be divided pro rata among the applicable LGEC Shareholders or LG Studios Shareholders, and the Payment Agent shall make such pro rata payments by cheque, as promptly as practicable to the applicable LGEC Shareholders or LG Studios Shareholders at their addresses of record in the register of LGEC or LG Studios, without any interest thereon and less applicable withholdings.

ARTICLE 6

AMENDMENT

6.1	Amendments to Plan of Arrangement

6.1.1

LGEC, New Lionsgate, and LG Studios may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by LGEC, LG Studios (only to the extent such amendment, modification and/or supplement adversely affects LG Studios or the LG Studios Shareholders), and New Lionsgate in writing, each acting reasonably, (iii) be filed with the Court if required by Law, and, if made following the LGEC Meeting or the LG Studios Meeting, be approved by the Court, and (iv) be communicated to LGEC Shareholders and/or LG Studios Shareholders if and as required by the Court.

6.1.2

Any amendment, modification or supplement to this Plan of Arrangement that is directed by the Court following the LGEC Meeting or the LG Studios Meeting will be effective only if (i) it is consented to in writing by each of LGEC, LG Studios (only to the extent such amendment, modification and/or supplement adversely affects LG Studios or the LG Studios Shareholders), and New Lionsgate (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the LGEC Shareholders or LG Studios Shareholders, as applicable, voting or consenting, as the case may be, in the manner directed by the Court.

6.1.3

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Arrangement Effective Date unilaterally by New Lionsgate, provided that it concerns a matter which, in the reasonable opinion of New Lionsgate, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former LGEC Shareholder or LG Studios Shareholder.

ARTICLE 7

WITHHOLDING TAX

7.1	Withholding Tax

7.1.1

LGEC, New Lionsgate, LG Studios, and any Payment Agent, as the case may be, will be entitled to deduct or withhold from any amounts contemplated to be payable to any Person under this Plan of Arrangement (an “Affected Person”) such amounts as are reasonably determined to be required, entitled or permitted to be deducted or withheld with respect to such payment (a “Withholding Obligation”) under the Tax Act, the U.S. Tax Code or any other provision of federal, provincial, territorial, state, local or foreign tax Law, in each case, as amended, and will remit or cause to be remitted the amount so deducted or withheld to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes as having been paid to the recipient of the payment in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted in accordance with applicable Law to the appropriate Governmental Entity.

7.1.2	Each of LGEC, New Lionsgate, LG Studios, and any Payment Agent will also have the right to:

(a)	deduct, withhold and sell, or direct LGEC, New Lionsgate, LG Studios, or any Payment Agent to deduct, withhold and sell through a broker (the “Broker”), and on behalf of any Affected Person; or

(b)

require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to LGEC, New Lionsgate, LG Studios, or any Payment Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person will be deemed to have provided such irrevocable direction), such number of LGEC Shares or New Lionsgate Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of LGEC Shares or New Lionsgate Shares will be effected on a public market and as soon as practicable following the Arrangement Effective Date. None of LGEC, New Lionsgate, LG Studios, any Payment Agent or the Broker will be liable for any loss arising out of any sale of such LGEC Shares or New Lionsgate Shares, including any loss relating to the manner or timing of such sales, the prices at which the LGEC Shares or New Lionsgate Shares are sold or otherwise.

ARTICLE 8

PARAMOUNTCY

8.1	Paramountcy

8.1.1	From and after the Arrangement Effective Time:

(a)

this Plan of Arrangement will take precedence and priority over any and all rights related to LGEC Shares, New Lionsgate Shares, and LG Studios Shares outstanding immediately prior to the Arrangement Effective Time;

(b)

the rights and obligations of LGEC Shareholders, New Lionsgate Shareholders, LG Studios Shareholders, Sirius, LGEC, New Lionsgate, LG Studios, any Payment Agent and any transfer agent in respect of the LGEC Shares, the New Lionsgate Shares and the LG Studios Shares, will be solely as provided for in this Plan of Arrangement; and

(c)

all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to LGEC Shares, New Lionsgate Shares, LG Studios Shares, will be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 9

FURTHER ASSURANCES

9.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement will occur and be deemed to have occurred in the order set out herein without any further authorization, act or formality, each of the Parties will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

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